                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 --------------

                                  SCHEDULE 13D
                                 (RULE 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                              (Amendment No. 8)(1)

                               BAIRNCO CORPORATION
                               -------------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
                          ----------------------------
                         (Title of Class of Securities)

                                    057097107
                                    ---------
                                 (CUSIP Number)

                              STEVEN WOLOSKY, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                Park Avenue Tower
                               65 East 55th Street
                            New York, New York 10022
                                 (212) 451-2300
                                 --------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                January 23, 2007
                                ----------------
             (Date of Event Which Requires Filing of This Statement)

      If the filing person has  previously  filed a statement on Schedule 13G to report the  acquisition  that is the subject of this Schedule 13D, and is filing this  schedule  because  of Rule  13d-1(e),  13d-1(f)  or  13d-1(g),  check  the following box /_/.

      NOTE.  Schedules filed in paper format shall include a signed original and five copies of the schedule,  including  all exhibits.  SEE Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 16 Pages)

--------
(1)   The  remainder  of this cover  page  shall be filled  out for a  reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information  required on the remainder of this cover page shall not be deemed to be "filed"  for the purpose of Section 18 of the  Securities  Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  SEE the
NOTES).

----------------------                                    ----------------------
CUSIP No. 057097107                   13D                    Page 2 of 16 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    STEEL PARTNERS II, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  1,110,200
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              1,110,200
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,110,200
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    15.2%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 057097107                   13D                    Page 3 of 16 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    STEEL PARTNERS, L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  1,110,200
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              1,110,200
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,110,200
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    15.2%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 057097107                   13D                    Page 4 of 16 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    WARREN G. LICHTENSTEIN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  1,110,200
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              1,110,200
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,110,200
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    15.2%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 057097107                   13D                    Page 5 of 16 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    BZ ACQUISITION CORP.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    - 0 -
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 057097107                   13D                    Page 6 of 16 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    HUGH F. CULVERHOUSE
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    - 0 -
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 057097107                   13D                    Page 7 of 16 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    JOHN J. QUICKE
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    - 0 -
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 057097107                   13D                    Page 8 of 16 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ANTHONY BERGAMO
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    - 0 -
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 057097107                   13D                    Page 9 of 16 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    HOWARD M. LEITNER
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    - 0 -
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 057097107                   13D                    Page 10 of 16 Pages
----------------------                                    ----------------------

      The following  constitutes  Amendment  No. 8 ("Amendment  No. 8") to the
Schedule  13D  filed by the  undersigned.  This  Amendment  No. 8  amends  the
Schedule 13D as specifically set forth.

      Item 4 is hereby amended to add the following:

      On January 23,  2007,  Steel  Partners II delivered a letter to the Issuer nominating Warren G. Lichtenstein, John J. Quicke, Hugh F. Culverhouse,  Anthony
Bergamo  and Howard M.  Leitner  (collectively,  the  "Nominees"),  as set forth therein,  for election to the Issuer's  Board of Directors at the Issuer's  2007
annual meeting of stockholders currently scheduled to be held on April 19, 2007, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements,  reschedulings or continuations  thereof (the "Annual  Meeting").
The purpose of nominating the Nominees is to ensure that the stockholders of the
Issuer will have an opportunity to elect the Nominees as directors of the Issuer at the Annual Meeting to the extent any of them are not elected  pursuant to the consent  solicitation  commenced by Steel  Partners II on or around  January 16,
2007 to, among other things, remove each current member of the Issuer's Board of
Directors  and replace them with the  Nominees.  Steel  Partners II  anticipates filing a preliminary proxy statement with the Securities and Exchange Commission
("SEC") in connection with the  solicitation of proxies from the stockholders of the Issuer to elect the Nominees at the Annual Meeting.

STEEL PARTNERS II STRONGLY  ADVISES ALL  STOCKHOLDERS  OF THE ISSUER TO READ THE
PROXY  STATEMENT  WHEN IT BECOMES  AVAILABLE  BECAUSE IT WILL CONTAIN  IMPORTANT
INFORMATION.  SUCH PROXY  STATEMENT  WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S
WEB  SITE  AT   HTTP://WWW.SEC.GOV.   IN  ADDITION,   THE  PARTICIPANTS  IN  THE
SOLICITATION  WILL PROVIDE  COPIES OF THE  DEFINITIVE  PROXY  STATEMENT  WITHOUT
CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS'
PROXY  SOLICITOR,  MACKENZIE  PARTNERS,  INC.,  TOLL-FREE  AT (800)  322-2885 OR
COLLECT AT (212) 929-5500 OR VIA EMAIL AT BAIRNCO@MACKENZIEPARTNERS.COM.

THE  PARTICIPANTS IN THE PROXY  SOLICITATION ARE ANTICIPATED TO BE THE REPORTING
PERSONS.  STOCKHOLDERS  OF THE  ISSUER  MAY  OBTAIN  INFORMATION  REGARDING  THE
PARTICIPANTS'  DIRECT OR INDIRECT INTERESTS,  BY SECURITY HOLDINGS OR OTHERWISE,
IN THE ISSUER BY  REFERRING  TO ITEM 5 OF  AMENDMENT  NO. 7 TO THE  SCHEDULE 13D
FILED BY STEEL PARTNERS II WITH THE SEC ON DECEMBER 29, 2006 OR THE SCHEDULE 14A
FILED BY STEEL PARTNERS II WITH THE SEC ON JANUARY 12, 2007.

      Item 7 is hereby amended to add the following exhibit:

          10.  Powers of Attorney of Steel  Partners II, L.P.,  Steel  Partners,
               L.L.C. and Warren G. Lichtenstein.

----------------------                                    ----------------------
CUSIP No. 057097107                   13D                    Page 11 of 16 Pages
----------------------                                    ----------------------

                                   SIGNATURES

      After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 24, 2007                     STEEL PARTNERS II, L.P.

                                            By: Steel Partners, L.L.C.
                                                General Partner

                                            By: /s/ Lauren Isenman
                                                ---------------------------------
                                                Lauren Isenman
                                                as Attorney in Fact for Warren G. Lichtenstein,
                                                Managing Member

                                            STEEL PARTNERS, L.L.C.

                                            By: /s/ Lauren Isenman
                                                --------------------------------
                                                Lauren Isenman
                                                as Attorney in Fact for Warren G. Lichtenstein,
                                                Managing Member

                                            BZ ACQUISITION CORP.

                                            By: /s/ Lauren Isenman
                                                --------------------------------
                                                Lauren Isenman
                                                as Attorney in Fact for Warren G. Lichtenstein,
                                                President

                                            /s/ Lauren Isenman
                                            ------------------------------------
                                            LAUREN ISENMAN
                                            as Attorney in Fact for Warren G. Lichtenstein,
                                            Individually

----------------------                                    ----------------------
CUSIP No. 057097107                   13D                    Page 12 of 16 Pages
----------------------                                    ----------------------

                                            /s/ Hugh F. Culverhouse
                                            ------------------------------------
                                            HUGH F. CULVERHOUSE

                                            /s/ John J. Quicke
                                            ------------------------------------
                                            JOHN J. QUICKE

                                            /s/ Anthony Bergamo
                                            ------------------------------------
                                            ANTHONY BERGAMO

                                            /s/ Howard M. Leitner
                                            ------------------------------------
                                            HOWARD M. LEITNER

----------------------                                    ----------------------
CUSIP No. 057097107                   13D                    Page 13 of 16 Pages
----------------------                                    ----------------------

                                  EXHIBIT INDEX

      Exhibit                                                      Page
      -------                                                      ----

1.    Joint Filing  Agreement by and between Steel  Partners
      II,  L.P.  and  Warren  G.  Lichtenstein,  dated as of
      February 14, 2001 (previously filed).                         --

2.    Joint Filing Agreement by and among Steel Partners II,
      L.P., Steel Partners, L.L.C. and Warren G.
      Lichtenstein, dated as of September 8, 2004
      (previously filed).                                           --

3.    Powers of Attorney of Steel Partners II, L.P., Steel
      Partners, L.L.C. and Warren G. Lichtenstein
      (previously filed).                                           --

4.    Press Release, dated June 15, 2006 (previously filed).        --

5.    Letter, dated June 15, 2006, to Luke E. Fichthorn,
      III, Chairman and Chief Executive Officer of the
      Issuer (previously filed).                                    --

6.    Powers of Attorney of Steel Partners II, L.P., Steel
      Partners, L.L.C. and Warren G. Lichtenstein
      (previously filed).                                           --

7.    Joint Filing and  Solicitation  Agreement by and among
      Steel Partners II, L.P.,  Steel Partners,  L.L.C.,  BZ
      Acquisition  Corp.,  Warren G.  Lichtenstein,  Hugh F.
      Culverhouse,  John  J.  Quicke,  Anthony  Bergamo  and
      Howard  M.  Leitner  dated  as of  December  29,  2006
      (previously filed).                                           --

8.    Form of Indemnification  Letter Agreement  (previously
      filed).                                                       --

9.    Powers of Attorney of BZ Acquisition Corp. (previously
      filed).                                                       --

10.   Powers of Attorney of Steel  Partners II, L.P.,  Steel
      Partners, L.L.C. and Warren G. Lichtenstein.                14-16

----------------------                                    ----------------------
CUSIP No. 057097107                   13D                    Page 14 of 16 Pages
----------------------                                    ----------------------

                                POWER OF ATTORNEY

      Know  all  by  these  presents,   that  each  of  the  undersigned  hereby
constitutes and appoints LAUREN ISENMAN signing singly,  the undersigned's  true and lawful attorney-in-fact to:

      1. execute for and on behalf of the undersigned all documents  relating to the  business  of Steel  Partners  II, L.P.  including,  but not limited to, all filings with the Securities and Exchange Commission,  any stock exchange and any other  regulatory,  administrative  or  similar  authority,  and all  memoranda, correspondence,  communications or the like,  except that such  attorney-in-fact shall have no power to execute  any  document  that has the effect of creating a financial  commitment or financial  obligation of Steel Partners II, L.P. or its affiliates.

      2. do and  perform  any and all acts for and on behalf of the  undersigned that may be necessary  or  desirable to complete and execute any such  document, complete and execute any amendment or amendments  thereto,  and timely file such document with the appropriate authority.

      3. take any other action of any type  whatsoever  in  connection  with the foregoing which, in the opinion of such attorney-in-fact,  may be of benefit to, in the best  interest  of, or legally  required  by, the  undersigned,  it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned  pursuant to this Power of Attorney  shall be in such form and shall contain such terms and conditions as such  attorney-in-fact  may approve in such attorney-in-fact's discretion.

      The undersigned hereby grants to each such attorney-in-fact full power and authority  to do and perform any and every act and thing  whatsoever  requisite, necessary,  or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally  present,  with full power of substitution or revocation, hereby  ratifying  and  confirming  all  that  such  attorney-in-fact,  or  such attorney-in-fact's  substitute or substitutes,  shall lawfully do or cause to be done by virtue of this  Power of  Attorney  and the  rights  and  powers  herein granted. The undersigned  acknowledges that the foregoing  attorney-in-fact,  in serving in such capacity at the request of the undersigned,  is not assuming any of the  undersigned's  responsibilities  to comply with any rules or regulations including federal securities laws.

      This  Power of  Attorney  shall  remain  in full  force and  effect  until
December 31, 2007 unless earlier  revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

      IN WITNESS  WHEREOF,  the undersigned has caused this Power of Attorney to be executed as of this 28th day of December, 2006.

STEEL PARTNERS II, L.P.             STEEL PARTNERS, L.L.C.

By: Steel Partners, L.L.C.          By:  /s/ Warren G. Lichtenstein
    General Partner                     --------------------------
                                        Warren G. Lichtenstein
                                        Managing Member

By: /s/ Warren G. Lichtenstein      /s/ Warren G. Lichtenstein
    --------------------------      --------------------------
    Warren G. Lichtenstein          Warren G. Lichtenstein
    Managing Member

----------------------                                    ----------------------
CUSIP No. 057097107                   13D                    Page 15 of 16 Pages
----------------------                                    ----------------------

                                POWER OF ATTORNEY

      Know  all  by  these  presents,   that  each  of  the  undersigned  hereby
constitutes and appoints JACK L. HOWARD signing singly,  the undersigned's  true and lawful attorney-in-fact to:

      1. execute for and on behalf of the undersigned all documents  relating to the  business  of Steel  Partners  II, L.P.  including,  but not limited to, all filings with the Securities and Exchange Commission,  any stock exchange and any other  regulatory,  administrative  or  similar  authority,  and all  memoranda, correspondence,  communications or the like,  except that such  attorney-in-fact shall have no power to execute  any  document  that has the effect of creating a financial  commitment or financial  obligation of Steel Partners II, L.P. or its affiliates.

      2. do and  perform  any and all acts for and on behalf of the  undersigned that may be necessary  or  desirable to complete and execute any such  document, complete and execute any amendment or amendments  thereto,  and timely file such document with the appropriate authority.

      3. take any other action of any type  whatsoever  in  connection  with the foregoing which, in the opinion of such attorney-in-fact,  may be of benefit to, in the best  interest  of, or legally  required  by, the  undersigned,  it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned  pursuant to this Power of Attorney  shall be in such form and shall contain such terms and conditions as such  attorney-in-fact  may approve in such attorney-in-fact's discretion.

      The undersigned hereby grants to each such attorney-in-fact full power and authority  to do and perform any and every act and thing  whatsoever  requisite, necessary,  or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally  present,  with full power of substitution or revocation, hereby  ratifying  and  confirming  all  that  such  attorney-in-fact,  or  such attorney-in-fact's  substitute or substitutes,  shall lawfully do or cause to be done by virtue of this  Power of  Attorney  and the  rights  and  powers  herein granted. The undersigned  acknowledges that the foregoing  attorney-in-fact,  in serving in such capacity at the request of the undersigned,  is not assuming any of the  undersigned's  responsibilities  to comply with any rules or regulations including federal securities laws.

      This  Power of  Attorney  shall  remain  in full  force and  effect  until
December 31, 2007 unless earlier  revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

      IN WITNESS  WHEREOF,  the undersigned has caused this Power of Attorney to be executed as of this 28th day of December, 2006.

STEEL PARTNERS II, L.P.             STEEL PARTNERS, L.L.C.

By: Steel Partners, L.L.C.          By:  /s/ Warren G. Lichtenstein
    General Partner                     --------------------------
                                        Warren G. Lichtenstein
                                        Managing Member

By: /s/ Warren G. Lichtenstein      /s/ Warren G. Lichtenstein
    --------------------------      --------------------------
    Warren G. Lichtenstein          Warren G. Lichtenstein
    Managing Member

----------------------                                    ----------------------
CUSIP No. 057097107                   13D                    Page 16 of 16 Pages
----------------------                                    ----------------------

                                POWER OF ATTORNEY

      Know  all  by  these  presents,   that  each  of  the  undersigned  hereby
constitutes and appoints STEVEN WOLOSKY signing singly,  the undersigned's  true and lawful attorney-in-fact to:

      1. execute for and on behalf of the undersigned all documents  relating to the  business  of Steel  Partners  II, L.P.  including,  but not limited to, all filings with the Securities and Exchange Commission,  any stock exchange and any other  regulatory,  administrative  or  similar  authority,  and all  memoranda, correspondence,  communications or the like,  except that such  attorney-in-fact shall have no power to execute  any  document  that has the effect of creating a financial  commitment or financial  obligation of Steel Partners II, L.P. or its affiliates.

      2. do and  perform  any and all acts for and on behalf of the  undersigned that may be necessary  or  desirable to complete and execute any such  document, complete and execute any amendment or amendments  thereto,  and timely file such document with the appropriate authority.

      3. take any other action of any type  whatsoever  in  connection  with the foregoing which, in the opinion of such attorney-in-fact,  may be of benefit to, in the best  interest  of, or legally  required  by, the  undersigned,  it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned  pursuant to this Power of Attorney  shall be in such form and shall contain such terms and conditions as such  attorney-in-fact  may approve in such attorney-in-fact's discretion.

      The undersigned hereby grants to each such attorney-in-fact full power and authority  to do and perform any and every act and thing  whatsoever  requisite, necessary,  or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally  present,  with full power of substitution or revocation, hereby  ratifying  and  confirming  all  that  such  attorney-in-fact,  or  such attorney-in-fact's  substitute or substitutes,  shall lawfully do or cause to be done by virtue of this  Power of  Attorney  and the  rights  and  powers  herein granted. The undersigned  acknowledges that the foregoing  attorney-in-fact,  in serving in such capacity at the request of the undersigned,  is not assuming any of the  undersigned's  responsibilities  to comply with any rules or regulations including federal securities laws.

      This  Power of  Attorney  shall  remain  in full  force and  effect  until
December 31, 2007 unless earlier  revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

      IN WITNESS  WHEREOF,  the undersigned has caused this Power of Attorney to be executed as of this 28th day of December, 2006.

STEEL PARTNERS II, L.P.             STEEL PARTNERS, L.L.C.

By: Steel Partners, L.L.C.          By:  /s/ Warren G. Lichtenstein
    General Partner                     --------------------------
                                        Warren G. Lichtenstein
                                        Managing Member

By: /s/ Warren G. Lichtenstein      /s/ Warren G. Lichtenstein
    --------------------------      --------------------------
    Warren G. Lichtenstein          Warren G. Lichtenstein
    Managing Member